UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2008

PRUDENTIAL FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

New Jersey	001-16707	22-3703799
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

751 Broad Street

Newark, New Jersey 07102

(Address of principal executive offices and zip code)

(973) 802-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

As previously reported, on July 1, 2003, Prudential Financial, Inc. (the “Company”) combined its retail securities brokerage and clearing operations with those of Wachovia Corporation and formed Wachovia Securities Financial Holdings, LLC (“Wachovia Securities”), a joint venture headquartered in St. Louis, Missouri. Earnings of the Company’s Financial Advisory segment reflect the Company’s share of the earnings of the joint venture.

On August 11, 2008, Wachovia Corporation (“Wachovia”) reported in a filing with the Securities and Exchange Commission (the “SEC”) that it was in active discussions of potential settlement with various state regulators and the SEC of ongoing investigations concerning the underwriting, sale and subsequent auctions of certain auction rate securities by subsidiaries of Wachovia Securities, including the likelihood of liquidity solutions, and that, based on the probability of such settlement, current market value estimates, affected auction rate securities and expected future redemptions, it had recorded a $500 million pre-tax increase to legal reserves for the second quarter of 2008. Wachovia reported that this legal expense included amounts reserved for estimated market valuation losses on auction rate securities associated with a potential settlement.

On August 15, 2008, Wachovia announced that it has reached an agreement in principle for a global settlement of the above-mentioned investigations and that it would record, in the quarter ending September 30, 2008, an additional $275 million pre-tax increase to legal reserves, resulting in a total increase to these reserves of $775 million, all but a minor portion of which relates to the joint venture. Of the $775 million increase in legal reserves, Wachovia has indicated that $50 million represents fines payable to state regulatory agencies.

On August 12, 2008, in a Current Report on Form 8-K, the Company reported that based on the $500 million increase to legal reserves recorded by Wachovia and our estimate of our diluted ownership level in the joint venture (which is in process of being determined), we anticipated that the Company’s consolidated financial statements, and the results associated with the joint venture reflected in the Financial Advisory segment, for the quarter ended September 30, 2008 would include a pre-tax charge within adjusted operating income and income from continuing operations before income taxes of approximately $125 million. In light of the $275 million additional charge announced by Wachovia, and based on the total of $775 million of increases to legal reserves recorded by Wachovia and our estimate of our diluted ownership level in the joint venture, the Company now estimates that its consolidated financial statements and the results associated with the joint venture reflected in the Financial Advisory segment for the quarter ending September 30, 2008 will include a pre-tax charge within adjusted operating income and income from continuing operations before income taxes of approximately $185 million rather than approximately $125 million as reported on August 12.

The Company most recently provided 2008 earnings guidance on July 30, 2008 in connection with its announcement of results for the quarter ended June 30, 2008. This earnings guidance did not contemplate the charge described above. The Company expects to next update its 2008 earnings guidance in connection with its announcement of results for the quarter ending September 30, 2008.

“Adjusted operating income” differs from, and should not be viewed as a substitute for, income from continuing operations before income taxes or net income determined in accordance with generally accepted accounting principles, but is the financial measure that the Company uses to analyze the operations of each segment in managing its Financial Services Businesses.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 15, 2008

PRUDENTIAL FINANCIAL, INC.

By:	/s/ Brian J. Morris
Name:	Brian J. Morris
Title:	Vice President and Assistant Secretary